EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

	Common Stock Ownership by Irvine Sensors	State of Other Jurisdiction of Incorporation or Organization
Optex Systems, Inc. 3001 Red Hill Ave., Building 4 Costa Mesa, California 92626	100%(1)	Texas

Novalog, Inc. 3001 Red Hill Ave., Building 4 Costa Mesa, California 92626	96%	California

MicroSensors, Inc. 3001 Red Hill Ave., Building 4 Costa Mesa, California 92626	98%	Delaware

RedHawk Vision, Inc. 3001 Red Hill Ave., Building 4 Costa Mesa, California 92626	81%	Delaware

iNetWorks Corporation 3001 Red Hill Ave., Building 4 Costa Mesa, California 92626	95%	Nevada

(1)	Discontinued through bankruptcy